EXHIBIT 23

                         CONSENT OF EXPERTS AND COUNSEL


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               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
Leeds Federal Bankshares, Inc.:

We consent to the incorporation by reference in the Registration Statement (No.333-44899) on Form S-8 of Leeds Federal Bankshares, Inc. of our report dated August 2, 2002, except for note 18 as to which the date is August 28, 2002, relating to the consolidated statements of financial condition of Leeds Federal Bankshares, Inc. and subsidiary as of June 30, 2002 and 2001 and the related consolidated statements of income and comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2002, which report appears in the June 30, 2002 Annual Report on Form 10-K of Leeds Federal Bankshares, Inc.



                                               /s/  KPMG LLP


Baltimore, Maryland
September 27, 2002